Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
LUXFER HOLDINGS PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, nominal value of £0.50 each, reserved for issuance pursuant to the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan	457(c) & 457(h)	300,000	$12.73	$3,819,000.00	.0001476	$563.69
Total Offering Amounts					$3,819,000.00		$563.69
Total Fee Offsets							N/A
Net Fee Due							$563.69
(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Ordinary Shares, nominal value of £0.50 each (“Ordinary Shares”) that become issuable under the Luxfer Holdings PLC Non-Executive Directors Equity Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding Ordinary Shares.
(2)    Estimated pursuant to Rules 457(c) and 457(h) of the Securities Act based on the average of the high and low sales prices per Ordinary Share as reported on the New York Stock Exchange on July 24, 2024.